UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------
                                  SCHEDULE 13G
                           ---------------------------

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          FINANCIAL INSTITUTIONS, INC.
                                (NAME OF ISSUER)

                           COMMON STOCK $.01 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                   317585 40 4
                                 (CUSIP NUMBER)

                                DECEMBER 31, 2003
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|   Rule 13d-1 (b)
|_|   Rule 13d-1 (c)
|_|   Rule 13d-1 (d)

CUSIP NO. 317585 40 4                   13G                    Page 2 of 4 pages

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1.    NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      (ENTITIES ONLY):

      Wyoming County Bank
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:            (a)  |_|
                                                                    (b)  |_|

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3.    SEC USE ONLY


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4.    CITIZENSHIP OR PLACE OF ORGANIZTION:

      New York
--------------------------------------------------------------------------------
                        5.    SOLE VOTING POWER:

    NUMBER OF                 869,989
      SHARES            --------------------------------------------------------
   BENEFICIALLY         6.    SHARED VOTING POWER:
     OWNED BY
       EACH
    REPORTING           --------------------------------------------------------
   PERSON WITH          7.    SOLE DISPOSITIVE POWER:

                              869,989
                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER:


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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

      869,989
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

      7.79%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON:

      BK
--------------------------------------------------------------------------------

CUSIP NO. 317585 40 4                   13G                    Page 3 of 4 pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                          FINANCIAL INSTITUTIONS, INC.
                               (Name of Company)

ITEM 1(A).  NAME OF ISSUER:

            Financial Institutions, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            220 Liberty Street, Warsaw, New York 14569

ITEM 2(A).  NAME OF PERSON FILING:

            Wyoming County Bank

ITEM 2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            220 Liberty Street, Warsaw, New York 14569

ITEM 2(C)   CITIZENSHIP OR PLACE OF ORGANIZATION

            New York

ITEM 2(D)   TITLE OF CLASS OF SECURITIES:

            Common Stock $.01 par value

ITEM 2(E)   CUSIP NUMBER:

            317585 40 4

ITEM (3) IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1 (B), OR 13D-2 (B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            (a)   |_| Broker or Dealer registered under Section 15 of the
                      Securities Exchange Act of 1934 (the "Act")

            (b)   |X| Bank as defined in Section 3 (a) (6) of the Act

            (c)   |_| Insurance Company as defined in Section 3 (a) (19) of the
                      Act

            (d)   |_| Investment Company registered under Section 8 of the
                      Investment Company Act of 1940.

            (e)   |_| An investment adviser in accordance with Rule 13d-1 (b)
                      (1) (ii) (E);

            (f)   |_| An employee benefit plan or endowment fund in accordance
                      with Rule13d-1 (b) (1) (ii) (F);

            (g)   |_| A parent holding company or control person in accordance
                      with Rule 13d-1 (b) (1) (ii) (G);

            (h)   |_| A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

            (i)   |_| A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act;

            (j)   |_| A Group, in accordance with Rule 13d-1 (b) (1) (ii) (J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

CUSIP NO. 317585 40 4                   13G                    Page 4 of 4 pages

ITEM 4.     OWNERSHIP

            (A)   AMOUNT BENEFICIALLY OWNED: 869,989 Common Stock $.01 par value

            (B)   PERCENT OF CLASS 7.79%

            (C)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (I)   SOLE POWER TO VOTE OR DIRECT THE VOTE:

                        869,989 Common Stock $.01 par value

                  (II)  SHARED POWER TO VOTE OR DIRECT THE VOTE:

                        None.

                  (III) SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION OF:

                        869,989 Common Stock $.01 par value

                  (IV)  SHARED POWER TO DISPOE OR DIRECT THE DIPOSITION OF:

                        None.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFIACTION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURES

            After reasonable inquiry and to the best of his and its knowledge and belief, he undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2004


 /s/ Kevin Maroney
-----------------------
Kevin Maroney
Senior Vice President
Wyoming County Bank